SUB-ITEM 77D
                        MFS SERIES TRUST X ON BEHALF OF:
                           MFS International ADR Fund
                         MFS Global Health Sciences Fund
                       MFS Global Conservative Equity Fund
                         MFS High Income Advantage Fund
                       MFS International Core Equity Fund
                            MFS European Equity Fund

Each of the above funds, except the MFS High Income Advantage Fund, changed the percentage in the first sentence of the "Principal Investment Policies" section of the Risk Return Summary from 65% of the fund's total assets to 80% of the fund's net assets.

MFS Global Conservative Equity Fund also added Large Cap Company risk disclosure to the section of the prospectus entitled, "Principal Risks of an Investment".

And MFS High Income Advantage Fund changed its name from MFS High Yield Fund.

All of the above changes are described in the supplement dated May 1, 2002, as revised May 2, 2002, to the prospectus dated December 1, 2001, as filed with the Securities and Exchange Commission via EDGAR on May 1, 2002. Such description is incorporated herein by reference.